Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2023 RESULTS

SUGAR LAND, TX – March 7, 2024 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights1:

•Announced fourth quarter 2023 revenues of $214.1 million, up 1.3% over the 2022 fourth quarter revenue of $211.3 million.
•Reported fourth quarter 2023 net loss of $23.1 million, a $33.8 million improvement from the 2022 fourth quarter net loss of $56.9 million.
•Improved consolidated Adjusted EBITDA2 to $9.7 million (4.5% of consolidated revenue), an increase of 45.1% from $6.7 million (3.2% of consolidated revenue) in the fourth quarter of 2022.
•Reduced Adjusted Selling, General and Administrative Expense2 by 9.2%, or $4.5 million, as compared to the 2022 period.
•Generated cash flow from operations of $11.1 million and Free Cash Flow2 of $8.1 million for the period.

Full Year 2023 Highlights1:
•Increased 2023 revenue to $862.6 million, up 2.7% or $22.4 million from 2022.
•Improved gross margin to $211.2 million, or 24.5% of revenue, as compared to $201.6 million, or 24.0% of revenue, in 2022.
•Reported 2023 net loss of $75.7 million, a $74.4 million improvement over net loss of $150.1 million in 2022.
•Grew 2023 consolidated Adjusted EBITDA2 to $42.5 million, a 155.1% improvement as compared to $16.7 million in 2022.
•Reduced Adjusted Selling, General and Administrative Expense2 by 8.2%, or $16.4 million, as compared to 2022.

1 Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments as defined below) and excludes results of its discontinued operations due to the sale of Quest Integrity business (“Quest Integrity”) on November 1, 2022.

2 See the accompanying reconciliation of non-GAAP measures at the end of this press release.

“Our fourth quarter and full year results demonstrated meaningful progress in our ongoing program to lower our cost structure and streamline operations while maintaining best in class safety and service quality. In the fourth quarter, we expanded our Adjusted EBITDA margin by nearly 140 basis points to 4.5%, representing a 45% increase in Adjusted EBITDA to $9.7 million on relatively modest revenue growth,” said Keith D. Tucker, Team’s Chief Executive Officer. “For the full year, we grew revenue 2.7% while delivering Adjusted EBITDA of $42.5 million, up 155% over 2022, and an Adjusted EBITDA margin of 4.9%, more than double the margin for 2022.”

Mr. Tucker commented further on the Company’s progress executing its improvement plan: “Throughout 2023, we prioritized reducing our cost structure, expanding margins and increasing cash flow by implementing cost reductions that we expect to yield at least $16.0 million per year in annualized savings. Our fourth quarter and full year results demonstrated tangible progress against those goals through an expanded Adjusted EBITDA margin and, for the fourth quarter, $8.1 million of positive Free Cash Flow. I am grateful for the hard work and dedication of our employees during this pivotal year and for their continued focus on our ongoing efforts to build a financially stronger TEAM.”

“Looking ahead, we expect to further capitalize on this operational and financial momentum through targeted commercial initiatives that leverage our deep customer relationships and extensive technical capabilities. We will also plan to continue focusing on further reducing our cost structure, and in the first quarter of 2024, we implemented additional targeted cost reductions that we expect to yield $4.0 million of annual savings and identified additional opportunities to lower our costs without negatively impacting service quality or safety. We believe these initiatives, coupled with stronger industry activity levels, will drive additional improvement in our financial position,” commented Tucker.

“In the fourth quarter of 2023, utilizing both internal and external resources, we began a thorough review of our commercial strategy designed to hone our focus and further identify and unlock what we see as significant opportunities for long-term organic growth in both our core and select adjacent markets. Concurrent with our upcoming first quarter earnings release, we plan to provide an investor update on the conclusions from our commercial review, our significant operational progress made to date and our longer-term objectives targeted to further unlock the intrinsic value of TEAM,” concluded Tucker.

Financial Results

Fourth quarter revenues were up $2.8 million to $214.1 million as compared to $211.3 million in the prior-year period. The increase was driven by higher Inspection and Heat Treating (“IHT”) revenue of $4.6 million, partially offset by lower Mechanical Services (“MS”) revenue of $1.8 million. In the fourth quarter of 2023, consolidated gross margin was $50.4 million, or 23.6% of revenue, down 120 basis points from 24.8%, or $52.4 million, in the same quarter a year ago. Gross margin for the quarter was impacted by a less favorable project mix, and higher direct costs.

Selling, general and administrative expenses for the fourth quarter were $59.3 million, up by $2.1 million, or 3.7%, from the fourth quarter of 2022, primarily due to higher legal reserves. Adjusted Selling, General and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations as well as non-cash expenses such as depreciation and amortization and share-based compensation expense, declined by $4.5 million as compared to the 2022 period and $1.1 million as compared to the third quarter of 2023, driven mainly by lower personnel costs and professional fees resulting from the Company’s ongoing cost reduction efforts.

Net loss in the fourth quarter of 2023 was $23.1 million (a loss of $5.25 per share) compared to a net loss of $56.9 million (a loss of $13.15 per share) in the 2022 fourth quarter. The 2022 period included a loss on debt extinguishment of $30.1 million due to the paydown of $225.0 million of debt in early November. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP measure, was a loss of $0.4 million in the 2023 fourth quarter compared to a loss of $2.0 million in the prior year quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, was $9.7 million for the fourth quarter of 2023 up 45.1% compared to $6.7 million for the prior-year quarter.

For the full year 2023, consolidated revenues were $862.6 million, up 2.7% compared to $840.2 million in 2022. Unfavorable foreign exchange rate movements throughout 2023 negatively impacted revenue growth by approximately $2.3 million. Gross margin for the year grew to $211.2 million (24.5% of revenue) as compared to $201.6 million (24.0% of revenue) in 2022, primarily due to an increase in activity levels and project mix.

Selling, general and administrative expenses for 2023 were $224.4 million, down $17.0 million, or 7.0%, compared to 2022, primarily due to lower personnel costs and professional fees resulting from the Company’s ongoing cost reduction efforts. Adjusted Selling, General and Administrative Expense declined by $16.4 million compared to the 2022 period for the reasons noted above.

Net loss was $75.7 million, or a loss of $17.32 per share, compared to a net loss of $150.1 million, or a loss of $35.85 per share, in 2022. Net loss for 2023 and 2022 includes a loss on debt extinguishment of $1.6 million and $30.1 million, respectively, due to debt repayment. Consolidated Adjusted EBITDA, a non-GAAP measure, was $42.5 million for 2023, up 155.1% compared to $16.7 million in 2022, reflecting the Company’s cost reduction efforts combined with improved margins due to higher activity levels, improvements on pricing and more favorable job mix.

Adjusted net loss, consolidated Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-

GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended December 31, 2023 and 2022 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$107,133	$102,529	$4,604	4.5%
MS	106,998	108,762	(1,764)	(1.6)%
	$214,131	$211,291	$2,840	1.3%

Operating income (loss)
IHT	$6,537	$4,055	$2,482	61.2%
MS	5,364	5,778	(414)	(7.2)%
Corporate and shared support services	(20,769)	(14,706)	(6,063)	(41.2)%
	$(8,868)	$(4,873)	$(3,995)	(82.0)%
Revenues. IHT’s revenue increased by $4.6 million, or 4.5%, for the 2023 fourth quarter as compared to prior year period, primarily due to higher callout and turnaround activities in the U.S. and Europe regions. MS revenue decreased by $1.8 million or 1.6%, for the quarter with increases in leak repair and hot tapping revenue in international areas (excluding Canada) of $4.7 million offset by lower period over period revenue in the U.S. and Canada due to turnaround projects that did not repeat in the 2023 quarter.
Operating income (loss). IHT’s fourth quarter 2023 operating income increased by $2.5 million to $6.5 million due to higher activity levels combined with the realized effects of cost reductions implemented throughout 2023. MS operating income was lower compared to prior year quarter by approximately $0.4 million. Corporate and shared support services costs increased by $6.1 million primarily due to higher legal reserves recorded in the 2023 period. Consolidated operating loss increased by $4.0 million driven by the factors discussed above.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the twelve months ended December 31, 2023 and 2022 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Twelve Months Ended December 31,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$429,559	$422,562	$6,997	1.7%
MS	433,056	417,646	15,410	3.7%
	$862,615	$840,208	$22,407	2.7%

Operating income (loss)
IHT	$24,220	$17,093	$7,127	41.7%
MS	27,759	20,930	6,829	32.6%
Corporate and shared support services	(65,255)	(77,825)	12,570	16.2%
	$(13,276)	$(39,802)	$26,526	66.6%

Revenues. IHT revenues increased by $7.0 million, or 1.7%, over the prior year, driven mainly by revenue increases of $10.3 million in the U.S. due to higher callout and turnaround activities, $5.1 million in Europe due to higher turnaround activity primarily in the Netherlands, and $1.5 million in our aerospace business. These increases were partially offset by a $9.9 million decrease in Canada due to reduced scope in certain client turnaround projects. MS revenue increased by $15.4 million, or 3.7%, over the prior year, driven by a $16.7 million increase across our international regions (excluding Canada) due to higher activity related to leak repair, machining and bolting, and hot tapping services in the United Kingdom and Europe, partially offset by $1.0 million of lower revenue in Canada due to non-repeating turnaround work.

Operating income (loss). IHT’s operating income increased by $7.1 million to $24.2 million, primarily driven by higher activity as described above. MS operating income increased by $6.8 million year over year to $27.8 million for 2023, mainly due to increased activity levels from international operations, partially offset by a decrease in operating income from our valve business. Corporate operating loss decreased by $12.6 million year over year, mainly due to lower personnel and professional costs in the current year attributable to our ongoing cost reduction efforts. The impact of our cost reduction efforts has been partially offset by continued cost inflation across all segments in areas such as raw materials, insurance, transportation, and labor costs.

Balance Sheet and Liquidity

At December 31, 2023, the Company had $61.7 million of total liquidity, consisting of consolidated cash and cash equivalents of $30.4 million, (excluding $5.0 million of restricted cash) and $31.3 million in undrawn availability under its various credit facilities.

At March 5, 2024, the Company had $36.1 million of total liquidity, consisting of consolidated cash and cash equivalents of $24.0 million (excluding $4.9 million held mainly as collateral for outstanding letters of credit) and approximately $12.1 million of undrawn availability under its various credit facilities. The seasonality in the Company’s business activity drove the expected reduction in total liquidity from year end 2023. The Company typically experiences negative working capital and liquidity impacts in the run up to the higher activity routinely experienced during the spring and fall turnaround seasons, when these negative working capital trends have historically reversed.

The Company’s total debt as of December 31, 2023 was $311.4 million as compared to $285.9 million as of fiscal year end 2022. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $276.0 million at December 31, 2023.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in 15 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and debt agreement, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
Revenues	$214,131	$211,291	$862,615	$840,208
Operating expenses	163,682	158,941	651,461	638,597
Gross margin	50,449	52,350	211,154	201,611
Selling, general, and administrative expenses	59,317	57,223	224,430	241,397
Restructuring and other related charges, net	—	—	—	16
Operating loss	(8,868)	(4,873)	(13,276)	(39,802)
Interest expense, net	(11,682)	(21,344)	(55,181)	(85,052)
Loss on debt extinguishment and modification	—	(30,083)	(1,585)	(30,083)
Other (income) expense, net	(2,016)	(1,508)	(1,102)	8,156
Loss before income taxes	(22,566)	(57,808)	(71,144)	(146,781)
Less: Provision (benefit) for income taxes	(558)	876	(4,578)	(3,306)
Net loss from continuing operations	$(23,124)	$(56,932)	$(75,722)	$(150,087)

Net income from discontinued operations	—	203,898	—	220,166
Net income (loss)	(23,124)	146,966	(75,722)	70,079
Loss per common share:
Basic	$(5.25)	$(13.15)	$(17.32)	$(35.85)

Weighted-average number of shares outstanding:
Basic	4,407	4,331	4,371	4,187

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2023	2022

Cash and cash equivalents	$35,427	$58,075

Other current assets	286,674	289,478

Property, plant, and equipment, net	127,057	138,099

Other non-current assets	116,586	130,993

Total assets	$565,744	$616,645

Current portion of long-term debt and finance lease obligations	$5,212	$280,993

Other current liabilities	169,726	167,871

Long-term debt and finance lease obligations, net of current maturities	306,214	4,942

Other non-current liabilities	38,996	45,079

Stockholders’ equity	45,596	117,760

Total liabilities and stockholders’ equity	$565,744	$616,645

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION[1]
(in thousands)

	Twelve Months Ended December 31,
	2023	2022

Net income (loss)	$(75,722)	$70,079

Depreciation and amortization expense	37,872	37,595

Gain on sale of Quest	—	(203,351)

Amortization of debt issuance costs and debt discounts	18,725	35,509

Deferred income taxes	906	653

Non-cash compensation cost	1,590	247

Write-off of software cost	629	—

Write-off of deferred loan costs	—	2,748

Loss on debt extinguishment	1,585	17,719

Other	3,429	(19,134)

Net cash used in operating activities	(10,986)	(57,935)

Capital expenditures	(10,430)	(24,690)

Proceeds from disposal of assets	414	7,205

Net proceeds from sale of Quest	—	260,841

Net cash provided by (used in) investing activities	(10,016)	243,356

Borrowings under ABL Facility, net	13,499	37,916

Repayments of Convertible Debt	(41,161)	—

Borrowings under ME/RE Term Loans, net	25,823	—

Payments under Atlantic Park Term Loan	(37,092)	(224,946)

Borrowings under Corre Incremental Term Loan, net	47,181	—

Payments for debt issuance costs	(9,102)	(13,709)

Issuance of common stock, net of issuance costs	—	9,639

Other	(1,047)	(871)

Net cash used in financing activities	(1,899)	(191,971)

Effect of exchange rate changes	253	(690)

Net change in cash and cash equivalents	$(22,648)	$(7,240)
1        Consolidated statement of cash flows for the year ended December 31, 2022 includes cash flows from discontinued operations.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
IHT	$107,133	$102,529	$429,559	$422,562
MS	106,998	108,762	433,056	417,646
	$214,131	$211,291	$862,615	$840,208

Operating income (loss)
IHT	$6,537	$4,055	$24,220	$17,093
MS	5,364	5,778	27,759	20,930
Corporate and shared support services	(20,769)	(14,706)	(65,255)	(77,825)
	$(8,868)	$(4,873)	$(13,276)	$(39,802)

Segment Adjusted EBIT[1]
IHT	$6,742	$4,149	$25,653	$17,379
MS	5,641	6,374	28,698	21,615
Corporate and shared support services	(12,782)	(12,502)	(51,311)	(59,030)
	$(399)	$(1,979)	$3,040	$(20,036)

Segment Adjusted EBITDA[1]
IHT	$9,754	$7,168	$38,055	$29,770
MS	10,283	11,173	47,453	40,636
Corporate and shared support services	(10,314)	(11,640)	(43,006)	(53,742)
	$9,723	$6,701	$42,502	$16,664

___________________
1    See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliations
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Adjusted Net Income (Loss):
Net loss	$(23,124)	$(56,932)	$(75,722)	$(150,087)
Professional fees and other[1]	3,301	3,339	9,121	13,915
Legal costs (credit) and other[2]	4,785	(700)	5,635	2,571
Severance charges, net[3]	387	933	1,564	3,961
Natural disaster insurance recovery[4]	—	(324)	—	(1,196)
Loss on debt extinguishment[5]	—	30,083	1,585	30,083
Write-off of other assets[6]	666	—	1,295	—
Tax impact of adjustments and other net tax items[7]	(37)	(48)	(159)	(79)
Adjusted net loss	$(14,022)	$(23,649)	$(56,681)	$(100,832)

Adjusted net loss per common share:
Basic	$(3.18)	$(5.46)	$(12.97)	$(24.08)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(23,124)	$(56,932)	$(75,722)	$(150,087)
Provision (benefit) for income taxes	558	(876)	4,578	3,306
Interest expense, net	11,682	21,344	55,181	85,052
Foreign currency loss (gain)	1,510	1,263	734	(2,692)
Pension credit[8]	(159)	(178)	(640)	(749)
Loss (gain) on equipment sale	(5)	69	(291)	(4,200)
Loss on debt extinguishment[5]	—	30,083	1,585	30,083
Professional fees and other[1]	3,301	3,339	9,121	13,915
Legal costs (credit) and other[2]	4,785	(700)	5,635	2,571
Severance charges, net[3]	387	933	1,564	3,961
Natural disaster insurance recovery[4]	—	(324)	—	(1,196)
Write-off of other assets[6]	666	—	1,295	—
Consolidated Adjusted EBIT	(399)	(1,979)	3,040	(20,036)
Depreciation and amortization
Amount included in operating expenses	3,529	3,757	14,555	15,600
Amount included in SG&A expenses	5,862	5,246	23,317	20,853
Total depreciation and amortization	9,391	9,003	37,872	36,453
Non-cash share-based compensation costs	731	(323)	1,590	247
Consolidated Adjusted EBITDA	$9,723	$6,701	$42,502	$16,664

Free Cash Flow:
Cash provided by (used in) operating activities	$11,083	$(1,152)	$(10,986)	$(51,725)
Capital expenditures	(2,997)	(3,245)	(10,430)	(20,544)
Free Cash Flow	$8,086	$(4,397)	$(21,416)	$(72,269)
____________________________________
1    The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2022, includes $1.8 million and $10.2 million, respectively, related to costs associated with debt financing, and $1.5 million and $3.7 million of corporate support and other costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other legal fees related to debt restructuring and other non-routine matters. These amounts include $3.9 million for 2023 and $1.6 million for 2022 related to accruals for repayment of pandemic related subsidies in foreign jurisdiction.
3    For 2023, represents customary severance costs associated with staff reductions across multiple departments. For 2022, severance charges represent costs associated with executive departures and our ongoing cost reduction efforts across multiple segments.
4    Represents the insurance recovery received during the year for hurricane damage incurred in 2021.
5    Represents loss on payoff of remaining APSC Term Loan in June 2023 and loss on payoff of $225.0 million of the APSC Term Loan in November 2022. The 2022 loss consists of $12.4 million of cash fees and premium, and $17.7 million of noncash expense related to the write off of the related unamortized balance of deferred issuance cost and warrant and debt discounts.
6    Includes $0.7 million for the loss on settlement of a note receivable and, for the full year 2023, an additional $0.6 million for the write-off of software related costs.
7    Represents the tax effect of the adjustments.

8    Represents pension credit for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$6,537	$4,055	$24,220	$17,093
Professional fees and other	113	—	941	—
Severance charges, net[1]	92	94	492	286
Adjusted EBIT	6,742	4,149	25,653	17,379
Depreciation and amortization	3,012	3,019	12,402	12,391
Adjusted EBITDA	$9,754	$7,168	$38,055	$29,770

MS
Operating income (loss)	$5,364	$5,778	$27,759	$20,930
Professional fees and other	80	—	147	—
Severance charges, net[1]	197	596	792	685
Adjusted EBIT	5,641	6,374	28,698	21,615
Depreciation and amortization	4,642	4,799	18,755	19,021
Adjusted EBITDA	$10,283	$11,173	$47,453	$40,636

Corporate and shared support services
Net loss	$(35,025)	$(66,765)	$(127,701)	$(188,110)
Provision (benefit) for income taxes	558	(876)	4,578	3,306
Loss (gain) on equipment sale	(5)	69	(291)	(4,200)
Interest expense, net	11,682	21,344	55,181	85,052
Loss on debt extinguishment[2]	—	30,083	1,585	30,083
Foreign currency loss (gain)	1,510	1,263	734	(2,692)
Pension credit[3]	(159)	(178)	(640)	(749)
Write-off of other assets[4]	666	—	1,295	—
Professional fees and other[5]	3,108	3,339	8,033	13,915
Legal costs (credit) and other[6]	4,785	(700)	5,635	2,571
Severance charges, net[1]	98	243	280	2,990
Natural disaster insurance recovery[7]	—	(324)	—	(1,196)
Adjusted EBIT	(12,782)	(12,502)	(51,311)	(59,030)
Depreciation and amortization	1,737	1,185	6,715	5,041
Non-cash share-based compensation costs	731	(323)	1,590	247
Adjusted EBITDA	$(10,314)	$(11,640)	$(43,006)	$(53,742)
___________________
1    For 2023, represents customary severance costs associated with staff reductions across multiple departments. For 2022, severance charges represent costs associated with executive departures and our ongoing cost reduction efforts across multiple segments.
2    Represents loss on payoff of remaining APSC Term Loan in June 2023 and loss on payoff of $225.0 million of the APSC Term Loan in November 2022. The 2022 loss consists of $12.4 million of cash fees and premium, and $17.7 million of noncash expense related to the write off of the related unamortized balance of deferred issuance cost and warrant and debt discounts.
3    Represents pension credit for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.
4    Includes $0.7 million for the loss on settlement of a note receivable and, for the full year 2023, an additional $0.6 million for the write-off of software related costs.
5    The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2022, includes $1.8 million and $10.2 million, respectively, related to costs associated with debt financing, and $1.5 million and $3.7 million of corporate support and other costs.
6    Primarily relates to accrued legal matters, adjustments to legal reserves and other legal fees related to debt restructuring and other non-routine matters. These amounts include $3.9 million for 2023 and $1.6 million for 2022 related to accruals for repayment of pandemic related subsidies in foreign jurisdiction.
7    Represents the insurance recovery received during the year for hurricane damage incurred in 2021.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Selling, general, and administrative expenses	$59,317	$57,223	$224,430	$241,397
Less:
Depreciation and Amortization in SG&A expenses	5,862	5,246	23,317	20,853
Non-cash share-based compensation costs	731	(323)	1,590	247
Professional fees and other[1]	3,301	3,339	9,121	13,915
Legal costs (credit) and other[2]	4,785	(700)	5,635	2,571
Severance charges included in SG&A expenses	344	882	1,189	3,866
Total non-cash/non-recurring items	15,023	8,444	40,852	41,452
Adjusted Selling, General and Administrative Expense	$44,294	$48,779	$183,578	$199,945
___________________
1    The three and twelve months ended December 31, 2023, includes $2.2 million and $6.7 million, respectively, related to costs associated with debt financing, and $1.1 million and $2.4 million, respectively, for lease extinguishment charges, support and other costs. The three and twelve months ended December 31, 2022, includes $1.8 million and $10.2 million, respectively, related to costs associated with debt financing, and $1.5 million and $3.7 million of corporate support and other costs.
2    Primarily relates to accrued legal matters, adjustments to legal reserves and other legal fees related to debt restructuring and other non-routine matters. These amounts include $3.9 million for 2023 and $1.6 million for 2022 related to accruals for repayment of pandemic related subsidies in foreign jurisdiction.